UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Microsoft Corporation

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Additional Information Regarding 2025 Annual Shareholders Meeting

The following material is being filed with the Securities and Exchange Commission and posted on microsoft.com/investor on November 5, 2025.

On October 21, 2025, Microsoft Corporation filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2025 Annual Shareholders Meeting to be held on December 5, 2025, at 8:30 a.m. Pacific Time at virtualshareholdermeeting.com/MSFT25.

On November 5, 2025, Microsoft sent a communication to its employees. The employee communication pertains to the subject matter of Proposal 9 included in the Proxy Statement. Accordingly, Microsoft is supplementing the Proxy Statement to furnish a copy of the employee communication, which is attached as Annex A to this supplement.

Annex A

Hello Everyone –

You’ll recall that on September 25, I shared with you actions we took after investigating a news story that reported that Azure was being used to store phone call data obtained through mass surveillance of civilians in Gaza and the West Bank. In that message, I also said we’d continue to share lessons learned and how we will apply these going forward. Today I want to share additional steps we are taking to enhance our due diligence and governance processes. This is a part of an ongoing process and, as we continue to learn more, we’ll share further steps with you.

Today we are strengthening our diligence processes by expanding how employees can report information and concerns about how Microsoft technology is developed and deployed. These build on our long-established reporting and investigations processes on workplace behavior, legal and ethical concerns, and digital and physical security – all of which make it easy for employees to raise concerns through the Microsoft Integrity Portal.

We’re adding a new and easy way for employees to report information about practices that you believe may violate the company’s policies regarding the development and deployment of our technology. This is through a new section in the Microsoft Integrity Portal called “Trusted Technology Review.” Moving forward, if you have information on these topics, simply go to the portal and select the “Trusted Technology Review” when asked for type of report. We will then follow up to address this information. Our standard non-retaliation policy applies and you can raise concerns anonymously.

As part of our commitment to ongoing improvement, we are also taking new steps to enhance other aspects of our governance processes. As one step in that work, we are working to strengthen our existing pre-contract review process for evaluating engagements that require additional human rights due diligence.

As I’ve shared before, Microsoft is a company guided by principles and ethics. We continue to consider lessons learned and apply them to how we run our business and advance our mission in an increasingly complex world. We’ll continue to listen and learn and share new steps with you along the way.